EXHIBIT 10.2
RELEASE AND AMENDED EMPLOYMENT AGREEMENT
     This Release and Amended Employment Agreement (the “Agreement”) is entered into by and between Mitchell I. Rosen (hereinafter “Rosen”), on the one hand and Bell Industries Inc., on the other hand (hereinafter collectively referred to as the “Company”).
Recitals
     A. WHEREAS, Rosen is employed by the Company as its Chief Financial Officer;
     B. WHEREAS, Rosen and the Company have decided to modify their existing employment relationship, effective January 8, 2007 through January 26, 2007 and thereafter enter into a certain period during which Rosen will serve the Company as a consultant;
     NOW THEREFORE, in consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, it is hereby agreed among the parties as follows:
Agreement
     1. Conversion of Employment Relationship/Termination of Agreements.
          1.1 Effective January 8, 2007, Rosen shall no longer serve the Company as its Chief Financial Officer or Officer of the Company. Rather, for the period beginning January 8, 2007 and ending January 26, 2007 (the “Modified Employment Arrangement Period”), Rosen shall serve the Company as a full-time employee in the capacity of advisor to the Chief Executive Officer.
          1.2 Effective January 26, 2007 (the “Separation Date”), Rosen’s employment relationship with the Company shall end and, subject to Paragraph 1.3, the Severance Agreement entered into by and between Rosen and the Company, dated as of January 13, 2005 and the Amended Severance Agreement, dated as of August 16, 2006 (collectively the “Severance Agreement”), shall terminate and be of no further force or effect. On the Separation Date, the Company shall pay Rosen any accrued but unpaid salary through the Separation Date, any accrued but unpaid vacation through the Separation Date in accordance with the Company’s vacation policy, any and all amounts contributed to the Executive Compensation Deferral Plans, in accordance with the payment provisions of those plans, and any unreimbursed business expenses incurred on or prior to the Separation Date, subject to submission by Rosen of documentation in accordance with the Company’s reimbursement policy.
          1.3 Except for this Agreement, the Statement of Confidentiality dated as of the date hereof and being executed concurrently herewith (the “Confidentiality Agreement”), the Option Agreement (defined below), and as set forth under Paragraph 6 of the January 13, 2005 Severance Agreement, all other agreements between the Company and Rosen shall terminate and be of no further force or effect as of the Separation Date.
     2. Modified Employment Arrangement. Provided that Rosen executes this Agreement and does not revoke this Agreement as set forth in Paragraph 11 below, the Company shall continue to employ Rosen as an advisor to the Company’s Chief Executive Officer during the Modified

Employment Arrangement Period. As an advisor to the Chief Executive Officer, Rosen shall perform tasks regarding all financial aspects of the Company including, but not limited to, advising on the Company’s 10-Q and other similar filings. In exchange for Rosen’s services to the Company in this advisory role during the Modified Employment Arrangement Period, the Company shall pay to Rosen his current base salary (at the level of $170,000 annually) on a pro rata basis. During the Modified Employment Arrangement Period, Rosen shall provide his services exclusively to the Company and shall not provide services of any nature to any other person or entity without the Company’s prior written consent.
     3. Consulting Arrangement. From January 27, 2007 through April 15, 2007 (the “Part-Time Consulting Period”), Rosen shall make himself available to the Company on an as needed basis (not to exceed 10 hours per month without the mutual consent of both Rosen and the Company) to assist the Company in matters that may arise in which Rosen’s expertise and/or first hand knowledge may be required. Whether the Company contacts Rosen and requests Rosen’s assistance during the Part-Time Consulting Period shall remain in the sole discretion of the Company. Other than the compensation and benefits set forth in Paragraph 5, below, and the other promises made by the Company herein, Rosen shall not receive any compensation or benefits for his agreement to provide services during the Part-Time Consulting Period other than reimbursement for reasonable business expenses incurred while performing his Part-Time Consulting duties.
     4. Equity Awards/No Accrual of Other Benefits.
          (a) During the term of his employment with the Company, Rosen was granted stock options (the "Option”) to purchase shares of the Company’s Common Stock. The grant was made pursuant and subject to the terms and conditions of the Company’s 1994 Stock Option Plan (the “Plan”), copies of which plans were previously provided to Rosen. The Option grant was made pursuant to an Employee Stock Option Agreement dated June 3, 2002 (the “Option Agreement”).
          (b) Rosen acknowledges and agrees that except as set forth in this Paragraph 4, he is not entitled to, nor shall he make any claim for, any other equity interest in the Company of any type whatsoever, including, but not limited to, any other stock option, any shares of any class or series of capital stock in the Company or any security of the Company. Rosen further acknowledges and agrees that he waives any claim of right to any other equity interest in the Company not specifically set forth in this Paragraph 4.
          (c) Rosen agrees, to the maximum extent allowed by law: (i) that he shall be solely liable for and shall pay any and all taxes, costs, interest, assessments, penalties, damages, attorney’s fees or other losses to which he is or may be subject by reason of the payments by the Company to him identified in Paragraph 5 of this Agreement, and by reason of the equity interest identified in Paragraph 4 of this Agreement; (ii) to indemnify and hold the Company Releasees (defined below) harmless from any and all taxes, costs, assessment, interest, penalties, damages, attorney’s fees or other losses to which the Company Releasees, or any of them, are or may be subject by reason of such payments, interest, reimbursements and/or loans, including, but not limited to, any claim or claims against the Company Releasees, for failure to withhold or under withholding of taxes; (iii) not to seek or make any claim or claims against the Company Releasees, or any of them, for contribution, indemnity, compensation, recompense, damages, taxes, costs, interest, penalties, attorneys’ fees or other losses, if a determination is made that withholdings should have been made from any payments to Rosen; and (iv) to assume responsibility for contesting and defending any claim or assertion that withholding should have been made from any payment or other interest provided, or that the Company Releasees, or any of them, owe taxes thereon for any reason, and to cooperate fully in the defense of any such claim or claims which is/are brought against the Company Releases, or any of them.

     5. Further Consideration For Rosen’s Agreement Hereunder. Provided that Rosen executes this Agreement (and does not revoke it), and provided that Rosen abides by all of the terms herein, specifically including but not limited to Paragraphs 3, 16, 19 and 20, then the Company shall provide Rosen with the following:
          (a) A lump sum amount equal to eight (8) months of Rosen’s base salary compensation (at the rate Rosen was being paid by the Company as of December 31, 2006), which shall be paid within five business days of the “Separation Date” (i.e., February 2, 2007).
          (b) A lump sum amount equal to $60,000, which shall represent a bonus and of which $35,000 has previously been paid, such that the lump sum amount owing shall be $25,000. This lump sum shall be paid within five business day of the end of the “Part-Time Consulting Period” (i.e., April 20, 2007).
          (c) Payment of COBRA continuation coverage for Rosen and Rosen’s eligible family members beginning February 1, 2007 and ending January 31, 2008, provided however that should Rosen become re-employed with another employer and become eligible to receive group health insurance coverage under another employer’s plan(s), Rosen must immediately report said coverage to the Company and the Company’s obligations under this Paragraph 5(c) shall immediately terminate.
     6. Release of Known and Unknown Claims by Rosen.
          (a) In exchange for the agreements contained herein, Rosen agrees unconditionally and forever to release and discharge the Company and its affiliated, related, parent and subsidiary corporations, as well as their respective attorneys, agents, representatives, partners, joint ventures, successors, assigns, insurers, employees, officers, and directors (“Company Releasees”) from any and all claims, suits, rights, actions, complaints, demands, agreements, contracts, causes of action, and liabilities of any kind or nature which he may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Agreement.
          (b) This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; retaliation, discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act; Sarbanes-Oxley, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
          (c) Rosen acknowledges that he may hereafter discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, suits, rights, actions, complaints, demands, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this Agreement, and Rosen expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain effective in all respects regardless of such additional or different facts.
          (d) Rosen further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          (e) Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company Releasees, Rosen expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Rosen does not know or suspect to exist in his favor against the Company Releasees, or any of them, at the moment of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
          (f) This release of known and unknown claims shall be construed as broadly as possible under applicable law but shall not include any claim for indemnification under California Labor Code Section 2802 or California Corporations Code Section 317 or any other claim the release of which would violate California or federal statutory law or the public policy of the State of California.
          (g) Nothing in this release of known or unknown claims shall be construed as prohibiting Rosen from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing provided, however, that should Rosen pursue such an administrative action against the Company, Rosen agrees and acknowledges that he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding.
     7. Indemnification. Rosen expressly agrees to indemnify and hold the Company Releasees, and any of them, harmless from any claim, cause of action, complaint, demand, penalty, damage, attorney’s fees or other losses to which the Company Releasees, or any of them, are subject to liability, arising from, related to or any in way connected with any fraudulent, tortious and/or criminal conduct engaged in by Rosen at any time during his employment with the Company. As a partial remedy hereunder, in the event Rosen is found by any body having jurisdiction to have engaged in any fraudulent, tortious or criminal conduct at any time during his employment, the Part-Time Consulting Period hereunder shall terminate with no further liability or obligations of the Company whatsoever including no obligation by the Company to pay the sum set forth in Paragraph 5(b), above.
     8. Assistance in Legal Actions. In the event the Company is or becomes involved in any legal action relating to events which occurred or alleged to have occurred while Rosen was rendering services to the Company or about which Rosen possesses any information, Rosen agrees to assist in the preparation, prosecution or defense of any case involving the Company, including, without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition(s) or at trial.

     9. Knowing and Voluntary. Each party represents and agrees that the party is entering into this Agreement knowingly and voluntarily. Each party affirms that no promise or inducement was made to cause the party to enter into this Agreement, other than what is promised to the party in this Agreement. Each party further confirms that the party has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for the party’s agreement.
     10. 21 Days to Execute The Agreement. Rosen expressly acknowledges that he has been provided twenty-one (21) days to consider this Agreement and that he was informed that he had the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel. To the extent that Rosen has taken fewer than twenty-one (21) days to consider this Agreement, Rosen acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.
     11. 7 Days To Revoke The Agreement. This Agreement is revocable by Rosen for a period of seven calendar days following the execution of this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by Fred Parker via facsimile at (317) 715-6780, prior to the eighth calendar day following the execution of this Agreement. This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Rosen’s execution of this Agreement.
     12. Return of Property. Upon the conclusion of the Part-Time Consulting Period, Rosen agrees to return to the Company all property of the Company which Rosen has in his custody or control such as office equipment, forms, manuals, documents of client files, computer disks, personnel files, or other confidential or proprietary materials of the Company provided however that Rosen may retain possession of the laptop computer, docking station and printer provided to him by the Company. By signing this Agreement, Rosen hereby certifies that he will not retain possession of any of the Company’s property, including, but not limited to the original or a copy of the materials outlined in this Paragraph, except as expressly set forth herein.
     13. No Admission of Liability. This Agreement does not constitute an admission of any kind by the Company or Rosen. The parties hereto desire to resolve any potential disputes in an amicable fashion and have entered into this Agreement with the desire to forever resolve between them those matters described in this Agreement.
     14. Attorneys’ Fees. The prevailing party in any proceeding brought to enforce the terms of this Agreement shall be entitled to recover from the other party all damages, costs and expenses, including with limitations, attorneys’ and arbitrator’s fees, incurred as a result of said action.
     15. Modification. No amendments to this Agreement will be valid unless written and signed by Rosen and the Company’s President or the President’s designee.
     16. Noncompetition/Nonsolicitation/Noninterference.
          (a) Rosen agrees that during the Modified Employment Arrangement Period and during the Part-Time Consulting Period, without the prior written consent of the Company, he shall not, through a corporation, partnership, limited liability company, consulting arrangement or any other form of business entity, in any capacity, including but not limited to as an employee, officer, director, shareholder, partner, member, owner or otherwise, in any state or territory of the United States, engage in any of the lines of business conducted by the Company.

          (b) Rosen also agrees that during the Modified Employment Arrangement Period and during the Part-Time Consulting Period and for four months thereafter, Rosen shall not:
               (i) Directly or indirectly solicit the employment of any person who is then or has been within the month prior to the time of such action, an employee the Company or any of its affiliates or subsidiaries; or
               (ii) Make any public statement concerning the Company, any of its affiliates or subsidiaries, or concerning Rosen’s employment with or Rosen’s modified employment arrangement or consulting arrangement with the Company, unless such public statement has been previously approved by the Company, except as may be required by law; or
               (iii) Induce, attempt to induce or knowingly encourage any Customer, supplier, vendor, contractor, or sales agent of the Company or any of its affiliates or subsidiaries to divert any business or income from the Company or any of its affiliates or subsidiaries or to stop or alter the manner in which the Customer, supplier, vendor, contractor, or sales agent is or are then doing business with the Company or any of its affiliates or subsidiaries. The term “Customer” shall mean any individual or business that was or is a customer or client of, or one that was or is a party in a selling agreement with, or whose business was actively solicited by, the Company or any of its affiliates or subsidiaries at any time, regardless of whether such customer was generated, in whole or in part, by Rosen’s efforts.
          (c) Each party hereto acknowledges that the potential restrictions on Rosen’s future activities imposed by the covenants in Paragraph 16 are reasonable in both duration and scope and in all other respects. In the event that the provisions of Paragraph 16 should ever be deemed to exceed the duration or scope permitted by applicable law, then such provisions shall be reformed to the maximum time, scope or other limitation, as the case may be, permitted by applicable law, and each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
          (d) Rosen understands and agrees that the consideration he is receiving in connection with this agreement is adequate consideration to support the covenants set forth in this Agreement. Rosen further understands and agrees that this Paragraph 16 is a material term of this Agreement.
     17. Specific Performance. Rosen acknowledges that in the event of breach or threatened breach by Rosen of the terms of Paragraph 16 hereof, the Company could suffer significant and irreparable harm that could not be satisfactorily compensated in monetary terms, and that the remedies at law available to the Company may otherwise be inadequate and the Company shall be entitled, in addition to any other remedies to which it may be entitled to under law or in equity, to specific performance of this Agreement by Rosen including the immediate ex parte issuance, without bond, of a temporary restraining order enjoining Rosen from any such violation or threatened violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. Rosen hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising any such remedies, and Rosen hereby waives any such requirement or condition. Rosen also specifically acknowledges that the issuance of a temporary restraining order may be requested by the Company through the dispute resolution procedure set forth in Paragraph 26, below.
     18. Entire Agreement/Integration. This Agreement, the Option Agreement, the Confidentiality Agreement, and the ongoing obligations of the Severance Agreement discussed above,

constitute the entire agreement between Rosen and the Company concerning the terms of Rosen’s employment with and separation from the Company and the compensation related thereto, and this Agreement constitutes the entire agreement between Rosen and the Company concerning the terms and conditions of Rosen’s consulting arrangement with the Company. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement and those agreements referenced herein. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, the Option Agreement, as amended hereby, and the Confidentiality Agreement, and that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty.
     19. Non-Disparagement. Rosen agrees that he will not disparage or otherwise make negative remarks to any person or entity regarding (a) the Company, (b) the Company’s owners, agents, representatives, attorneys, accountants, employees, officers or directors, or (c) the Company’s current or potential products, services, plans, strategies, operations, business or financial condition. Rosen understands and agrees that this Paragraph is a material term of this Agreement.
     20. Confidentiality. Rosen expressly agrees to hold in strict confidence and not to disclose, either directly or indirectly, to anyone other than Rosen’s attorney anything regarding the status of the Company’s search for a new Chief Financial Officer. Rosen understands and agrees that this Paragraph is a material term of this Agreement.
     21. No Assignment. Rosen represents and warrants that he has made no assignment, and will make no assignment, of any claim, right of action or any right of any kind whatsoever, embodied in any of the claims released herein, and that no other person or entity of any kind had or has any interest in any of the claims, demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys’ fees, costs, expenses or losses released herein.
     22. No Waiver. Failure to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right at any other time or times.
     23. Successors and Assigns. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor.
     24. Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void of unenforceable, such portion may be considered and independent and severable from the remainder, the validity of which shall remain unaffected.
     25. Representations and Warranties. Both parties to this Agreement represent and warrant that this Agreement in all respects has been voluntarily and knowingly executed by them after having received independent legal advice, if they desired, from attorneys of their choice. Both parties also represent and warrant that they have carefully read this Agreement and the contents hereof are known and understood by them.
     26. Choice of Law. This Agreement has been negotiated and executed in the State of California and shall in all respects be interpreted, enforced and governed in accordance with the laws of California. After execution of this Agreement, any dispute regarding enforcement or breach of this

Agreement, or any aspect of Rosen’s employment with the Company or the cessation of such employment, or the consulting arrangement set forth herein, will be submitted to final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in Los Angeles County, California, as the exclusive remedy for such claim or dispute. In any such arbitration, discovery may be conducted pursuant to applicable California law. The arbitrator shall issue a written opinion and shall have full authority to award all remedies which would be available in court. Judgment upon the award rendered by the AAA arbitrator may be entered in any court having jurisdiction thereof.
     27. Publicity. To the extent the Company issues a press release regarding the termination of Rosen’s employment, it shall provide a copy of such press release to Rosen prior to its release.
     28. Joint Preparation. The parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.
* * *
     PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Date: January 4, 2007	/s/ Mitchell I. Rosen
Mitchell I. Rosen

Date: January 5, 2007	BELL INDUSTRIES INC.
	By:	/s/ John Fellows
		Name:	John Fellows
		Title:	Chief Executive Officer